EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-280596 and 333-158749 on Form S-8 of our report dated June 25, 2026, relating to the financial statements of Wesbanco, Inc. 401(k) Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Pittsburgh, PA

June 25, 2026